Exhibit 3.9

FILED

In the Office of the

Secretary of State of Texas

AUG 25 1995

CORPORATIONS SECTION

ARTICLES OF INCORPORATION

OF

ECCA MANAGED VISION CARE, INC.

ARTICLE ONE

The name of the Corporation is ECCA MANAGED VISION CARE, INC.

ARTICLE TWO

The period of duration of the Corporation is perpetual

ARTICLE THREE

The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value One Cent ($0 01)

ARTICLE FIVE

The Corporation shall not commence business until it has received for the issuance of shares consideration of the value of One Thousand Dollars ($1,000 00) consisting of money, labor done or property actually received

ARTICLE SIX

The street address of the Corporation’s initial registered office is 11103 West Avenue, San Antonio, Texas 78213 and the name of its initial registered agent at such address is Robert L McDowell

ARTICLE SEVEN

The number of directors shall be fixed by the Bylaws of the Corporation, but shall in no event be less than one (1) The number of directors constituting the initial board of directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their respective successors are elected and qualified, are

Name	Address
Robert L McDowell	11103 West Avenue
San Antonio, Texas 78213

Martin J Pierce	11103 West Avenue
San Antonio, Texas 78213

Judith L Reitzer	11103 West Avenue
San Antonio, Texas 78213

ARTICLE EIGHT

At each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected Cumulative voting shall not be permitted

ARTICLE NINE

No shareholder of the Corporation shall, by reason of such shareholder holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance or sale of any such shares, or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such shareholder, other than such rights, if any, as the Board of Directors, in its discretion, may grant to the shareholders to purchase such additional, unissued or treasury securities, and the Corporation may issue or sell additional, unissued or treasury shares of any class of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering the same in whole or in part to the existing shareholders of any class

ARTICLE TEN

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted

ARTICLE ELEVEN

The Corporation shall, to the full extent permitted by law, (i) indemnify any person who was or is a party or is threatened to be made a named defendant or respondent to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys fees) actually incurred by such person in connection with such action, suit, or proceeding, and (ii) advance reasonable expenses to such person in connection with such action, suit or proceeding The rights provided in this Article shall not be deemed exclusive of any other rights permitted by law, to which such person may be entitled under any provision of the Bylaws, a resolution of shareholders or directors, an agreement or otherwise

ARTICLE TWELVE

1 A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director of the Corporation, except to the extent a director is found liable for (a) a breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

2 If the laws of Texas are hereafter amended to authorize further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the laws of Texas as amended Any repeal or modification of this Article Twelve by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director at the time of such repeal or modification

ARTICLE THIRTEEN

The name and address of the incorporator is

Name	Address
Judith L Reitzer	11103 West Avenue San Antonio, Texas 78213

/s/ Judith L Reitzer
Judith L Reitzer, Incorporator